Filed Pursuant to Rule 433

Registration No. 333-140954

July 10, 2007

PRICING TERM SHEET

(To Preliminary Prospectus Supplement dated July 9, 2007)

Issuer:	Georgia Power Company

Security:	Series 2007D 6.375% Senior Notes due July 15, 2047

Ratings*:	Aaa/AAA/AAA (Moody’s/Standard & Poor’s/Fitch)

Insurer:	MBIA Insurance Corporation

Size:	$300,000,000

Price:	$25.00

Maturity:	July 15, 2047

Optional Redemption Terms:	Callable in whole or in part any time on or after July 15, 2012 at par

Coupon:	6.375%

CUSIP Number:	373334 465

Interest Payment Dates:	January 15, April 15, July 15 and October 15 of each year beginning October 15, 2007

Format:	SEC Registered

Expected Listing:	NYSE

Transaction Date:	July 10, 2007

Expected Settlement Date:	July 17, 2007 (T+5)

Joint Book-Running and
Lead Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC

Senior Co-Manager:	Banc of America Securities LLC

Co-Manager:	A.G. Edwards & Sons, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Georgia Power Company collect at 1-404-506-0759, Citigroup Global Markets Inc. toll free at 1-877-858-5407, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors) or Wachovia Capital Markets, LLC toll-free at 1-866-289-1262.